UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2019

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	0-22923	74-2763837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.

Entry into a Material Definitive Agreement.

On April 5, 2019, International Isotopes Inc. (the “Company”) entered into a Manufacturing and Supply Agreement (the “Manufacturing Agreement”) with Progenics Pharmaceuticals, Inc. (“Progenics”), pursuant to which the Company agreed to provide contract manufacturing services to Progenics for certain of its products.  Pursuant to the Manufacturing Agreement, the Company agreed to construct a dedicated commercial manufacturing facility at its existing headquarters in Idaho Falls, Idaho for production of Progenics’ products under the Manufacturing Agreement (the “Dedicated Facility”).  Progenics will pay the Company a manufacturing fee for each batch of product shipped to Progenics, subject to annual adjustment of the fee and other customary terms.

Unless earlier terminated, the Manufacturing Agreement has a term of four years, and will automatically renew for successive two year periods unless either party gives written notice of non-renewal at least six months prior to the end of the current term.  In addition to customary termination provisions for, among other things, material breach of the terms of the Manufacturing Agreement or insolvency of the other party, Progenics may terminate the Manufacturing Agreement if the Dedicated Facility is not completed by December 31, 2019.  The Manufacturing Agreement also contains customary representations, warranties, covenants, insurance requirements and indemnification provisions.

The foregoing description of the Manufacturing Agreement does not purport to be complete and is qualified in its entirety by the terms of the Manufacturing Agreement.  The Company intends to file a copy of the Manufacturing Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL ISOTOPES INC.

Date: April 11, 2019	By:	/s/ Steve T. Laflin
Steve T. Laflin President and Chief Executive Officer